Exhibit 99.1

Badger Meter Reports Fourth Quarter and Full Year 2022 Financial Results

MILWAUKEE--(BUSINESS WIRE)--January 27, 2023--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights

  Total sales of $147.3 million, 8.5% higher than the prior year’s $135.7 million. Excluding the unfavorable impact of the stronger US dollar, sales increased approximately 10%.
  Delivered diluted earnings per share (EPS) of $0.60, an increase from $0.59 last year despite difficult prior year comparisons.
  Strong cash flow with $29.7 million in net cash provided by operations.

Full Year 2022 Highlights

  Record total sales of $565.6 million, 11.9% higher than the prior year’s $505.2 million. Excluding the unfavorable impact of the strong US dollar, sales increased approximately 13%.
  Software sales reached a record $33.8 million, representing 6% of consolidated revenues.
  Operating profit increased 11% over the prior year.
  EPS increased 9% to $2.26, up from $2.08 in the prior year.
  Strong cash flow with $82.5 million in net cash provided by operations.

“Badger Meter finished the year with strong financial results which reflect the differentiated execution and customer focus our team exhibited throughout fiscal 2022. Sales for the quarter increased 8.5% reflecting positive industry fundamentals and the competitive advantages of our smart water solutions, which continued to fuel sales and order momentum. We continued to actively manage inflation and supply chain dynamics, as well as working capital which led to robust cash flow generation in the quarter. Shortly after year-end, we deployed approximately $18 million to acquire Syrinix, Ltd., a provider of pressure monitoring solutions, demonstrating our ongoing strategic growth focus on enhancing our smart water offerings,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “I am extremely proud of our team’s accomplishments in 2022 and remain excited about the opportunities ahead.”

Fourth Quarter Operating Results

Utility water sales increased 9% year-over-year, which was notable given the more difficult year-over-year comparison after double digit sales growth in the preceding four quarters. Sales growth was again broad-based, reflecting the growing adoption of our cellular AMI solution, with higher ORION® Cellular endpoint and BEACON® SaaS revenues coupled with increased meter volumes including E-Series® Ultrasonic meters. Backlog expanded further as record order rates in the quarter exceeded sales.

Sales of flow instrumentation products increased 8% year-over-year, with solid order demand across the water-focused end markets and modestly improving supply chain dynamics which aided manufacturing output. Excluding the unfavorable impact of the strong US dollar, flow instrumentation sales increased 10% year-over-year.

Gross margin as a percent of sales was 38.7%, consistent with the prior quarter and in the middle of the Company’s normalized range as the benefit of strong orders, sales mix and pricing pull-through continued to offset persistent inflationary pressures and intermittent supply chain disruptions.

Selling, engineering and administration (SEA) expenses in the fourth quarter of 2022 were $34.5 million, or 23.4% as a percent of sales, compared to $32.0 million, and 23.6% in the comparable prior year quarter. The $2.5 million increase in SEA expenses year-over-year was due to higher personnel and incentive compensation costs, R&D investments and travel.

The tax rate for the fourth quarter of 2022 was 23.4%, modestly lower than the prior year’s 24.5%. As a result of the above, EPS was $0.60 compared to $0.59 in the comparable prior year period.

Full Year Recap and Outlook

Bockhorst continued, “Badger Meter’s 2022 results provide a clear demonstration of how our ongoing strategic actions position the company to perform well throughout economic cycles, generating superior value for shareholders. Amid persistent volatility in the operating environment, Badger Meter delivered double digit revenue growth, SEA operating leverage, EPS expansion, robust working capital management and strong cash flow. This in turn enabled the strategic execution of our capital allocation priorities including a dividend increase and the recently announced acquisition of Syrinix, Ltd. These accomplishments are a testament to the resiliency of our business model and world-class Badger Meter team.”

“As we enter 2023, the demand environment remains robust, aided by favorable secular growth trends for digital smart water solutions delivering efficiency, resiliency and sustainability. Our value proposition has supported our ability to drive price realization, which will provide continuing benefits to our results. While macro challenges have not dissipated, we do expect pockets of inflationary leveling along with continual supply chain improvements as the year progresses. In summary, we believe we are well positioned regardless of the macro environment, as our comprehensive offerings, exceptional execution and the strength of our balance sheet remain competitive advantages.”

Bockhorst concluded, “Badger Meter has an unwavering focus on innovation, serving customers and operational execution. Our exceptional team and durable business model uniquely position us to deliver shareholder value while furthering our vision to preserve and protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s fourth quarter and full year 2022 results today, Friday January 27, 2023 at 10:00 AM Central/11:00 AM Eastern time. The webcast and related presentation can be accessed via the Investor section of our website. Participants can also register to take part in the call using this online registration link: https://www.netroadshow.com/events/login?show=fb45eb35&confId=45700

The webcast will be archived on the Company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)

Net sales	$147,324	$135,748	$565,568	$505,198

Cost of sales	90,359	80,913	345,598	299,714

Gross margin	56,965	54,835	219,970	205,484

Selling, engineering and administration	34,491	31,975	132,675	126,761

Operating earnings	22,474	22,860	87,295	78,723

Interest income, net	(465)	(49)	(552)	(20)
Other pension and postretirement costs	33	30	130	120

Earnings before income taxes	22,906	22,879	87,717	78,623

Provision for income taxes	5,367	5,603	21,221	17,739

Net earnings	$17,539	$17,276	$66,496	$60,884

Earnings per share:

Basic	$0.60	$0.59	$2.28	$2.09

Diluted	$0.60	$0.59	$2.26	$2.08

Shares used in computation of earnings per share:

Basic	29,230,963	29,194,121	29,218,486	29,144,160

Diluted	29,406,499	29,367,693	29,376,077	29,337,586

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2022	2021
	(Unaudited)

Cash and cash equivalents	$138,052	$87,174
Receivables	76,651	65,866
Inventories	119,856	99,611
Other current assets	13,273	8,709
Total current assets	347,832	261,360

Net property, plant and equipment	73,542	78,050
Intangible assets, at cost less accumulated amortization	53,607	64,176
Other long-term assets	26,805	22,919
Goodwill	101,261	104,313
Total assets	$603,047	$530,818

Liabilities and Shareholders' Equity

Payables	$71,440	$41,859
Accrued compensation and employee benefits	20,513	20,644
Other current liabilities	18,359	19,643
Total current liabilities	110,312	82,146

Deferred income taxes	4,648	5,385
Long-term employee benefits and other	45,665	40,217
Shareholders' equity	442,422	403,070
Total liabilities and shareholders' equity	$603,047	$530,818

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Operating activities:
Net earnings	$17,539	$17,276	$66,496	$60,884
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,677	2,672	11,090	11,291
Amortization	3,403	4,213	15,151	16,571
Deferred income taxes	(5,643)	(3,066)	(5,619)	(3,055)
Noncurrent employee benefits	(510)	(466)	(648)	(234)
Stock-based compensation expense	978	793	3,148	2,330
Changes in:
Receivables	7,532	7,745	(11,328)	(1,240)
Inventories	(4,814)	(7,948)	(21,021)	(13,633)
Payables	4,137	(415)	28,007	7,005
Prepaid expenses and other assets	(1,152)	3,367	(10,557)	(8,281)
Other liabilities	5,561	2,906	7,732	15,872
Total adjustments	12,169	9,801	15,955	26,626
Net cash provided by operations	29,708	27,077	82,451	87,510

Investing activities:
Property, plant and equipment expenditures	(1,201)	(903)	(5,891)	(6,746)
Proceeds from company owned life insurance plans	-	-	-	596
Acquisitions, net of cash acquired	-	-	-	(45,273)
Net cash used for investing activities	(1,201)	(903)	(5,891)	(51,423)

Financing activities:
Dividends paid	(6,589)	(5,839)	(24,881)	(22,155)
Proceeds from exercise of stock options	642	-	703	2,036
Repurchase of treasury stock	-	-	(427)	(460)
Issuance of treasury stock	-	-	-	72
Net cash used for financing activities	(5,947)	(5,839)	(24,605)	(20,507)
Effect of foreign exchange rates on cash	705	(199)	(1,077)	(679)

Increase in cash and cash equivalents	23,265	20,136	50,878	14,901
Cash and cash equivalents - beginning of period	114,787	67,038	87,174	72,273

Cash and cash equivalents - end of period	$138,052	$87,174	$138,052	$87,174

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com